As filed with the Securities and Exchange Commission on May 27, 2005.

Registration No. 333-___________
__________________________________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIELDPOINT PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)
COLORADO	84-0811034
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1703 Edelweiss Drive
Cedar Park, Texas 78613
                                         (512) 250-8692
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NON-PLAN STOCK OPTION AGREEMENTS(1)
(Full Title of Plan)

Ray D. Reaves, Jr., President
1703 Edelweiss Drive
Cedar Park, Texas 78613
                                          (512) 250-8692
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman P.C.
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock $.01 Par Value	660,000 shares(1)	$.65(2)	$429,000 (2)	$100.00

____________________

(1) This Registration Statement registers shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers and directors as follows:

Name	Number of Shares Underlying Option	Exercise Price
Ray Reaves	200,000	$.65
Dan Robinson	100,000	$.65
Roger D. Bryant	50,000	$.65
Karl W. Reimers	100,000	$.65
Mel Slater	100,000	$.37
Robert G. Wonish	100,000	$.55
Laurie Lutz	10,000	$.65

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the average of the prices at which previously granted options may be exercised (460,000 shares at $.65 per share, 100,000 shares at $.37 per share, and 100,000 shares at $.55 per share). The price per share represents the number determined by dividing the aggregate exercise amount by the number of shares to be acquired upon exercise.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.      Plan Information.

              The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. FieldPoint Petroleum Corporation (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to FieldPoint Petroleum Corporation, 1703 Edelweiss Drive, Cedar Park, Texas 78613 (telephone number (512) 250-8692) Attention Chief Executive Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).   Securities to be Offered

              The total number of shares of Common Stock, $.01 par value (the "Common Stock") registered for sale in this Registration Statement is 660,000 shares, which are subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers and directors as follows:

Name	Number of Shares Underlying Option	Exercise Price
Ray Reaves	200,000	$.65
Dan Robinson	100,000	$.65
Roger D. Bryant	50,000	$.65
Karl W.Reimers	100,000	$.65
Mel Slater	100,000	$.37
Robert G. Wonish	100,000	$.55
Laurie Lutz	10,000	$.65

               The Registration Statement also covers any additional shares of Common Stock that become issuable under the stock option agreements by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.      Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission:
1.	Our Annual Report on Form 10-KSB/A for the year ended December 31, 2004, as filed with the Commission on April 5, 2005.
2.	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, as filed with the Commission on May 19, 2005.
3.	Our Current Report on Form 8-K for the date April 19, 2005, as filed with the Commission on April 19, 2005.
4.	The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

          Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

      Not applicable.

Item 5.    Interests of Named Experts and Counsel.

      Not applicable.

Item 6.    Indemnification of Directors and Officers.

          Our articles of incorporation limit the liability of a director for monetary damages for his conduct as a director, except for:
-	Any breach of the duty of loyalty to the Company or its stockholders,
-	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
-	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.
-	Liability under federal securities law

          The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. These provisions do not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. Our by-laws provide that if Colorado law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted prior to such amendment.

          Our articles of incorporation and by-laws also provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

          Not applicable.

Item 8.    Exhibits.
Exhibit Number	Exhibit Description
5.1	Opinion of Clifford L. Neuman P.C., as to the legality of the securities being registered.
23.1	Consent of Clifford L. Neuman P.C. to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.
23.2	Consent of Hein + Associates, LLP
24.1	Powers of Attorney (included with the signature page to this Registration Statement).
99.1	Form of Stock Option Agreement.

Item 9.    Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 27th day of May, 2005.
FieldPoint Petroleum Corporation
By: /s/ Ray Reaves Ray Reaves, Chief Executive Officer and President (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

          Each of the undersigned officers and directors of FieldPoint Petroleum Corporation, hereby constitutes and appoints Ray Reaves, Chief Executive Officer, of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.
Signature	Position	Date
/s/RayD. Reaves Ray D. Reaves	President, Chairman, Chief Executive Officer, Chief Financial Officer	May 27, 2005
/s/ Roger D. Bryant Roger D. Bryant	Director	May 27, 2005
/s/ Dan Robinson Dan Robinson	Director	May 27, 2005
/s/ Karl W. Reimers Karl W. Reimers	Director	May 27, 2005
/s/ Mel Slater Mel Slater	Director	May 27, 2005